Filed Pursuant to Rule 433
Free Writing Prospectus
Registration No. 333-198517

AERCAP HOLDINGS N.V.
FREE WRITING PROSPECTUS

This free writing prospectus relates to the offering (the “Offering”) by Waha AC Coöperatief U.A. (“Waha”) of 14,923,306 of its ordinary shares of AerCap Holdings N.V. (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), which became automatically effective on September 2, 2014 (File No. 333-198517).   The Company has filed the Registration Statement (including a base prospectus, as supplemented by a preliminary prospectus supplement and a final prospectus supplement), with the SEC for the Offering to which this communication relates.  Before you invest, you should read the base prospectus in the Registration Statement, the preliminary prospectus supplement, the final prospectus supplement and the other documents the Company has filed with the SEC for more complete information about the Company and the Offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  The following information is incorporated by reference into the Registration Statement, the base prospectus in the Registration Statement, the preliminary prospectus supplement and the final prospectus supplement.

In the underwritten offering of an aggregate amount of 10,180,679 ordinary shares of the Company, the underwriters have agreed to purchase such shares at a purchase price of $47.10 per share.  The Company did not receive any proceeds in the Offering.